                                                                    EXHIBIT 10.4

                        MUNICIPAL MORTGAGE & EQUITY, LLC

                              EMPLOYMENT AGREEMENT
                              [Michael L. Falcone]

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of July, 2003 by and between MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company ("Employer") and Michael L. Falcone ("Employee").

         WHEREAS, Employer is engaged in the business of acquiring and providing asset management services for real estate and debt and equity investments therein, with a particular emphasis on investments generating tax-exempt income and investments in, or secured by, multi-family properties, congregate care and assisted living facilities and similar properties;

         WHEREAS, Employee has particular skill, experience and background in investments and asset management services of the type in which the Employer primarily engages; and

         WHEREAS, Employer and Employee desire to enter into an employment relationship, the terms of which are to be set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

         1. Employment and Duties. Employer agrees to hire Employee, and Employee agrees to be employed by Employer, as President and Chief Operating Officer of Employer on the terms and conditions provided in this Agreement. Employee shall perform the duties and responsibilities reasonably determined from time to time by the CEO of the Employer consistent with the types of duties and responsibilities typically performed by a person serving as President and Chief Operating Officer of businesses similar to that of Employer. In addition, Employee undertakes to work with the current Chief Executive Officer and Chairman of the Board of Directors to put in place a management system that will provide sufficient operating support to enable Employee, with Board approval, to assume the office of Chief Executive Officer as of July 1, 2005. Employee agrees to devote his best efforts and full time attention and skill in performing the duties of this position. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with his performance of his duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by the CEO in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, or (c) from investing in other entities or business ventures.

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         2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

                  (a) Base Compensation. Employer shall pay to Employee a salary ("Base Compensation") at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000), through June 30, 2004, payable in accordance with the general policies and procedures of the Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Employee's Base Compensation shall increase by Twenty-Five Thousand Dollars ($25,000) per year on July 1, 2004 during the Initial Term of this Agreement. Additional increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board of Directors (the "Board") based on the recommendation of the CEO and on periodic reviews of Employee's performance conducted on at least an annual basis. During the term of this Agreement, Employee's annual Base Compensation shall not be reduced below the initial Base Compensation set forth above.

                  (b)      Incentive Compensation.

                           (i)      In addition to Base Compensation, Employee
shall be eligible to receive additional compensation ("Incentive Compensation"), pursuant to such Incentive Compensation Plan as may from time to time be adopted by the Employer. The Incentive Compensation Plan will have two components. First, the Plan will provide that Employee is eligible to receive an annual bonus payable in cash, unrestricted shares or restricted shares of up to Three Hundred Twenty-Five Thousand Dollars ($325,000) during the first year of this Agreement based on meeting goals for fiscal year 2003, and up to Three Hundred Fifty Thousand Dollars ($350,000) during the second year of this Agreement based on meeting goals for fiscal year 2004. This component of the Incentive Compensation Plan will provide that the amount of the bonus will be based on a formula tied to the Employee's performance and Employer's company-wide performance. The formula will be initially determined (and may be modified from time to time) by the Compensation Committee on the recommendation of the CEO; provided, however, that the formula will have criteria and metrics that are substantially similar to that used to calculate incentive compensation for the Employer's other senior executives. Second, the Plan will provide that Employee may earn additional Incentive Compensation of up to Two Hundred Thousand Dollars ($200,000) per year for the Company's fiscal year 2004 for Employer's corporate performance measured by 8% CAD growth in fiscal year 2004.

                           (ii)     Incentive Compensation may at the election
of the Compensation Committee take the form of cash or the stock of Municipal Mortgage & Equity, LLC (the "Company") and, to the extent it consists of stock, may be awarded under the Employer's Share Incentive Plan as in effect from time to time. Employee acknowledges that the formula set forth in the Incentive Compensation Plan may vary for each employee who participates therein. Incentive Compensation for any given fiscal year (including the partial year 2003) shall be determined no later than 60 days after the end of Employer's fiscal year and paid no later than 75 days after the close of the fiscal year. Except as otherwise specifically provided herein, if Employee shall be

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employed for only a portion of a fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable.

                           3.       Employee Benefits.

                  (a) During the term of this Agreement, Employee and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) to the same extent as any other officer of the Employer, subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer's plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit his participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

                  (b) Tax Benefit Adjustment. If, as a result of the ownership of common shares by Employee, Employee shall either lose personal income tax deductions, be required to report additional personal taxable income, or be required to pay additional taxes or charges, which deductions, income or taxes would not have been lost, reportable, or payable, as the case may be, had Employee not owned any common shares, Employer shall pay Employee a bonus on April 1 of each calendar year equal to all additional taxes or charges Employee is required to pay, attributable to the prior calendar year, which would not have been payable had Employee not owned common shares. THIS SECTION IS NOT INTENDED TO COMPENSATE EMPLOYEE FOR THE INCOME TAX CONSEQUENCES OF RECEIVING OR EXERCISING OPTIONS FOR OR ACQUIRING COMMON SHARES.

         4. Vacation, Sickness and Leaves of Absence. Employee shall be entitled to the normal and customary amount of paid vacation provided to officers of Employer, but in no event less than seven (7) weeks during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Any vacation days that are not taken in a given fiscal year shall accrue and carryover from year to year, and, upon any termination of this Agreement for any reason whatsoever, all accrued and unused vacation time will be paid to Employee within 10 days of such termination based on his annual rate of Base Compensation in effect on the date of such termination; provided, however, that no more than ten (10) days of accrued vacation may be carried over at any time. In addition, Employee shall be entitled to such sick leave and holidays, with pay, as Employer provides to other officers. Up to ten (10) days of unused sick leave shall be carried forward or compensated upon termination of employment. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board on recommendation from the CEO, in its sole and absolute discretion, may determine.

         5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after he has delivered to the Employer an itemized statement thereof, and after presentation of such

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invoices or similar records as the Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by him in connection with the performance of his duties.

         6. Term. The initial term of this Agreement shall be for two years (2) years (the "Initial Term"), commencing on July 1, 2003 (the "Effective Date") and ending on June 30, 2005, at which time Employer and Employee anticipate that, subject to Board approval, a new agreement will be negotiated that reflects Employee's new responsibilities connected with the CEO title. Unless otherwise superceded, this Agreement shall automatically renew for successive one-year periods after the end of the Initial Term, unless at least thirty days prior to the commencement of any such extension period either party shall give the other party written notice of its intention to terminate this Agreement. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement in effect at any given time is herein referred to as the "Term". Any termination of this Agreement shall be subject to Section 8 below.

         7.       Termination and Termination Benefits.

                  (a)      Termination by Employer.

                           (i)      Without Cause. Employer may terminate this
Agreement and Employee's employment at any time upon ninety (90) days prior written notice to Employee, during which period Employer shall have the option to require Employee to continue to perform his duties under this Agreement. Employee shall be paid his Base Compensation and all other benefits to which he is entitled under this Agreement up through the effective date of termination, plus a proportionate share of Incentive Compensation for the year in which the termination occurs, based on the ratio which the number of calendar months (including any partial months) worked bears to twelve (12) (the "Proportionate Share"). In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer's Share Incetive Plans.

                           (ii)     With Cause. Employer may terminate this
Agreement with cause upon ten (10) days prior written notice to Employee. In such event, Employee shall be paid his Base Compensation and all other benefits to which he is entitled under this Agreement up through the effective date of termination. For purposes of this Section, termination for cause shall mean (A) acts or omissions by the Employee with respect to the Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by the Employee of money, property or services from the Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the noncompetition provisions of this Agreement, (D) breach by the Employee of his duty of loyalty to the Employer, (E) gross negligence by the Employee in the performance of his duties, (F) repeated failure by the Employee to perform services that have been reasonably requested of him by the CEO or Board, following thirty (30) days notice and opportunity to cure and if such requests are consistent with this Agreement, (G) violation of Employer's policies with respect to alcohol or drug use or abuse which could under those policies result in an employee's termination, or (H) conviction of a crime (other than minor traffic violations).

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                           (iii)    Disability. If due to illness, physical or
mental disability, or other incapacity, Employee shall fail to perform the duties required by this Agreement, Employer may terminate this Agreement upon 30 days written notice to Employee. In such event, Employee shall be paid his Base Compensation and receive all benefits owing to him under this Agreement through the effective date of termination and shall receive his Proportionate Share of Incentive Compensation for the year in which the termination occurs. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer's Share Incentive Plans. Employee shall be considered disabled under this paragraph if he is unable to work due to disability for a total of 120 or more business days during any 12-month period. Nothing in this paragraph shall be construed to limit Employee's rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Employee.

                  (b) Termination by Employee. Employee may terminate this Agreement for good reason upon 30 days prior written notice to Employer. In such event, Employee shall be paid his Base Compensation and shall receive all benefits through the date of termination. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer's Share Incentive Plans. Employee shall have "good reason" to terminate his employment if (i) his Base Compensation, as in effect at any given time, shall be reduced without his consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement, (iii) Employer shall, without Employee's consent, materially reduce or alter Employee's duties as President and Chief Operating Officer having the general responsibility of overseeing Employer's corporate function or (iv) Employer shall require Employee to take any action which would be a violation of federal, state or local criminal law. With respect to clause
(iii), Employee shall be deemed to have consented if such consent is either expressly given or if no objection to any change in duties is given in writing within sixty (60) days of such change being implemented.

                  (c)      Termination Compensation.

                           (i)      Termination Without Cause or for Good
Reason. In the event of a termination of this Agreement prior to the end of the Term, pursuant to Section 7(a)(i), 7(a)(iii) or 7(b), Employer, in addition to the Base Compensation, benefits and Incentive Compensation (if any) payable as provided in such sections, shall pay to Employee additional compensation ("Termination Compensation") as follows. If the termination does not follow a Change in Control (as defined in subparagraph (ii) below), Termination Compensation shall be equal to the greater of (a) twelve (12) months Base Compensation or (b) the Base Compensation that Employee would have received during the remaining Term of this Agreement. Termination Compensation shall be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, unless Employer elects to make such payments sooner. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for termination relating to a Change of Control under Section 7(c)(ii) below.

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                           (ii)     Change in Control. The acquisition of voting
control of the Employer by any one or more persons or entities who are directly, or indirectly through one or more intermediaries, under common control, or who are related to each other within the meaning of Sections 267 and 707(b) of the Internal Revenue Code, shall be deemed a "Change in Control." In the event Employee is terminated within eighteen months of a Change in Control, Termination Compensation shall be equal to three (3) years Base Compensation and three (3) years of Incentive Compensation equal to the maximum opportunity stated in Section 2(b)(i) above payable in a lump sum on the effective date of Employee's termination. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer's Share Incentive Plans. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for a termination without cause under Section 7(a)(i) above, and shall be payable even in the event of a termination effective as of the end of the Term.

                  (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee's death. In such event, Employee's estate shall be paid two (2) years' Base Compensation as follows: to the extent of any insurance carried by Employer on Employee's life, the death benefit shall be payable in a lump sum within five (5) business days' of Employer's receipt of the insurance proceeds; any portion of the death benefit not covered by insurance shall be paid in eight equal installments payable on the first day of each calendar quarter following Employee's death. Employer shall carry as much life insurance on Employee's life as the Board on recommendation of the CEO may from time to time determine. In addition, upon Employee's death, all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of death under the Employer's Share Incentive Plans shall be considered vested and paid out to Employee's estate.

         8.       Covenant Not to Compete.

                  (a) Noncompetition. From and after the Effective Date and continuing for the longer of (i) 12 months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Employee shall not without the prior written consent of the Board (w) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer in the business of offering, promoting or syndicating to any person, including developers, investors, or project sponsors, low income housing tax credits under Section 42 of the Internal Revenue Code or the business of offering, promoting or providing financing for multifamily properties to any person, including the developers, sponsors and owners of such properties, (x) solicit any employee of Employer to change employment or (y) solicit for the purpose of offering, providing or syndicating low-income housing tax credits or offering or providing multifamily debt financing, any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a tax credit or debt financing transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Employee's

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termination, or (z) disclose proprietary or confidential information of the Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; provided, however, if Employer terminates Employee without cause under Section 7(a)(i) of this Agreement, or the Employee resigns for good reason under Section 7(b), clause (2) of this paragraph (a) shall not apply. As used herein "Major Competitor" shall mean Charter Mac and its Affiliates, GMAC and its Affiliates, and any other person or entity whose primary business lines include providing multifamily debt financing or low-income housing tax credit equity to the developers, sponsors and owners of such properties, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million.

                  (b) Reasonable Restrictions. Employee acknowledges that the restrictions of subparagraph (a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Employer, and are a material inducement to the Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

                  (c) Specific Performance. Employee acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

         9. Indemnification and Liability Insurance. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee's employment (or reasonably believed by Employee to be within the scope of his employment) provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Employee's duty of loyalty to, the Employer. Employer shall at all times carry Directors' and Officers' liability insurance in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000).

         10.      Miscellaneous.

                  (a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

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                  (b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer's interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer's business, and Employee's benefits under this Agreement may be assigned by operation of law to Employee's heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

                  (c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

                  (d) Representations of Employer. Employer represents and warrants to Employee that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action.

                  (e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require.

                  (f) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

                  IF TO EMPLOYER:

                           Municipal Mortgage and Equity, LLC
                           621 East Pratt Street
                           Suite 300
                           Baltimore, Maryland  21202
                           Attention: Chairman of the Board

                  IF TO EMPLOYEE:

                           Michael L. Falcone
                           8 Englewood Road
                           Baltimore, MD 21210

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                  (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

WITNESS:                                    EMPLOYER:

                                            MUNICIPAL MORTGAGE & EQUITY, LLC

/s/ Janet E. McHugh                         By:      /s/ Mark K. Joseph
---------------------------                          ---------------------------
                                                     Mark K. Joseph
                                                     Chief Executive Officer

                                            EMPLOYEE:

/s/ Janet E. McHugh                        /s/ Michael L. Falcone
---------------------------                ---------------------------
                                           Michael L. Falcone

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